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                                                                    EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-94769 of Langer, Inc. on Form S-8/A of our report dated December 13, 2002, except for Note 13b) as to which the date is January 13, 2003, relating to the consolidated financial statements of BI-OP Laboratories Inc. as of May 31, 2002 and May 31, 2001, and for the years then ended, appearing in the Current report on Form 8-K/A of Langer, Inc. dated January 13, 2003, and to reference to us under heading "Experts" in the Prospectus which is part of this Registration Statement.


Montreal, Canada

December 1, 2003

/s/ Deloitte & Touche LLP